CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Post-Effective Amendment No. 50 to Registration Statement No. 333-61135 on Form N-6 of our report dated March 6, 2015 related to the consolidated financial statements of Pacific Life Insurance Company and Subsidiaries as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, appearing in the Statements of Additional Information, which are part of such Registration Statement, and to the references to us under the heading “Independent Registered Public Accounting Firm and Independent Auditors” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

April 16, 2015